Exhibit 10.12

JOHN E. HERZOG

824 HARBOR ROAD

SOUTHPORT, CT 06890

December 10, 2019

Re: The OLB Group Financial Support

As a significant shareholder of The OLB Group, Inc. (the “Company”), I have reviewed the Company's financial projections, current financial position, debt arrangements and other financial obligations for the upcoming twelve months. I have also reviewed the Company’s registration statement in connection with a potential public offering of the Company’s common stock and warrants (the “Offering”).

On November 15, 2018, I confirmed a commitment and ability to continue to support the Company by providing financial assistance to enable the Company to continue its business operations as a going concern for at least the following twelve months. In May 2019, I agreed to extend the commitment until November 30, 2020. In November 2019, I clarified such commitment whereby I would provide support for working capital needs, other than capital required to satisfy the obligations of the Company with respect to the Loan and Security Agreement, dated as of November 2, 2016, by and among GACP, the lenders thereunder and the Debtors, and related loan documents, as amended (the “Excel Loan”).

Accordingly, I hereby confirm my commitment and ability to continue to support the Company’s working capital needs (other than obligations of the Company to pay principal or interest with respect to the Excel Loan) by providing adequate financial assistance to enable the Company to continue its business operations as a going concern until the earlier of (a) the closing of the Offering (the “Closing”) and (b) November 30, 2020. I further covenant and agree to negotiate in good faith with the Company regarding the repayment of any financial assistance that I provide to the Company in connection with my commitment.

Sincerely,

/s/ John E. Herzog
John E. Herzog